 Exhibit 99.1

Guess?, Inc. Reports Second Quarter Results

Q2 Fiscal 2013 Revenues Decreased 6% to $635 Million; Up Slightly in Constant Dollars

Q2 Fiscal 2013 EPS Reached $0.49, Compared to Adjusted EPS of $0.84 and GAAP EPS of $0.65 in Q2 Fiscal 2012

Provides Q3 EPS Guidance in the Range of $0.42 to $0.46

Updates Full Year EPS Guidance to a Range of $2.15 to $2.30

LOS ANGELES, Aug. 22, 2012 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended July 28, 2012.

Second Quarter Fiscal 2013 Highlights

  Asian revenues increased 26% in constant dollars; up 21% in U.S. dollars
  North American Retail revenues decreased 3%; retail comp sales declined 8.5%
  European revenues decreased 2% in local currency; declined 15% in U.S. dollars
  Adjusted operating earnings decreased 49% and adjusted operating margin declined 770 basis points to 9.0%; GAAP operating earnings decreased 39% and GAAP operating margin declined 480 basis points
  Invested $140 million to repurchase 5 million shares

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude a settlement charge incurred during the second quarter of fiscal 2012. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading "Presentation of Non-GAAP Information" below.

Second Quarter Fiscal 2013 Results

For the second quarter of fiscal 2013, the Company generated net earnings of $42.9 million, a 45.2% decrease compared to adjusted net earnings of $78.3 million for the second quarter of fiscal 2012. The prior-year adjusted net earnings excludes a settlement charge of $19.5 million ($17.6 million net of the related tax impact) associated with the settlement of the Company's relationship with one of its former European service providers. Diluted earnings per share decreased 41.7%, to $0.49, compared to adjusted diluted earnings per share of $0.84 for the prior-year quarter. On a GAAP basis, second quarter fiscal 2013 net earnings decreased 29.3% and diluted earnings per share decreased 24.6%.

Paul Marciano, Chief Executive Officer, commented, "The second quarter was both rewarding and challenging for us. While store traffic remained down in North America, our strategy to elevate our women's business appears to be working. We are now focused on driving improvements in accessories, which has become increasingly competitive, and are also developing plans to refine our North American strategy where necessary to remain competitive. Our European business remained stable, as we grew in newer markets in the north and east, while economic conditions continued to affect consumers, particularly in the south. We also posted solid double digit growth in Asia and China has continued to exceed our expectations."

Mr. Marciano continued, "We are committed to developing the long-term global potential of the Guess? brand. We will continue to manage our business prudently, focusing carefully on those things that are within our direct control. While our initiatives may take longer than we had expected and the market place remains uncertain, we will continue to focus on providing a great customer experience and innovative products supported by our new and targeted marketing efforts. With our strong financial position and cash generation power, our goal is to continue to deliver balanced returns to our shareholders – through growth of newer markets and concepts as well as through our dividend and share repurchase programs."

Total net revenue for the second quarter of fiscal 2013 decreased 6.2% to $635.4 million, from $677.2 million in the prior-year quarter. In constant dollars, total net revenue increased 0.4%.

  The Company's retail stores in North America generated revenue of $253.0 million in the second quarter of fiscal 2013, a 3.1% decrease from $261.1 million in the same period a year ago.  Comparable store sales decreased 7.5% in local currency and 8.5% in U.S. dollars for the second quarter of fiscal 2013, compared to the same period a year ago.  The Company directly operated 511 retail stores in the United States and Canada at the end of the second quarter of fiscal 2013 versus 490 stores a year earlier.
  Net revenue from the Company's Europe segment decreased 14.5% to $246.9 million in the second quarter of fiscal 2013, compared to $288.8 million in the prior-year period.  In local currency, net revenue decreased 1.9%.
  Net revenue from the Company's Asia segment increased 20.9% to $66.8 million in the second quarter of fiscal 2013, from $55.3 million in the prior-year period.  In constant dollars, net revenue increased 26.2%.
  Net revenue from the Company's North American Wholesale segment decreased 5.1% to $41.6 million in the second quarter of fiscal 2013, from $43.9 million in the prior-year period.
  Licensing segment net revenue decreased 4.0% to $27.0 million in the second quarter of fiscal 2013, from $28.1 million in the prior-year period.

Operating earnings for the second quarter of fiscal 2013 decreased 49.3% to $57.3 million (including a $5.2 million unfavorable currency translation impact) from adjusted operating earnings of $113.0 million in the prior-year period. Operating margin in the second quarter declined 770 basis points to 9.0%, compared to adjusted operating margin of 16.7% in the prior-year quarter. The lower operating margin primarily reflects the impact of negative same store sales on the Company's fixed cost structure, higher occupancy and selling costs in Europe due to retail expansion, increased investments in advertising and marketing and a bad debt provision related to its Greek distributor. In addition, product margins were lower, primarily in Europe, resulting mainly from the effect of a weaker euro. On a GAAP basis, operating earnings decreased 38.7% and operating margin declined 480 basis points.

Other net income, which primarily includes net unrealized mark-to-market gains on foreign currency contracts and balances, partially offset by net unrealized losses on non-operating assets, was $5.4 million for the second quarter of fiscal 2013, compared to other net income of $2.7 million in the prior-year quarter.

The Company's reported effective tax rate decreased to 32.0% in the second quarter of fiscal 2013, from 35.8% for the second quarter of the prior year. The decrease mainly reflects the impact of the settlement charge in the prior-year period which increased the prior-year effective tax rate by 440 basis points.

Six-Month Period Results

Net earnings for the six months ended July 28, 2012 were $69.5 million, a decrease of 42.5% compared to adjusted net earnings of $121.0 million for the six months ended July 30, 2011. Diluted earnings per share declined 40.0% to $0.78 per share in the first six months of the 2013 fiscal year compared to adjusted diluted earnings per share of $1.30 in the comparable six-month period last year. On a GAAP basis, for the first six months of fiscal 2013, net earnings decreased 32.7% and diluted earnings per share decreased 29.7%.

Total net revenue for the first six months of fiscal 2013 decreased 4.3% to $1.21 billion from $1.27 billion in the prior-year period. In constant dollars, total net revenue increased 0.2%.

  The Company's retail stores in North America generated revenue of $504.8 million in the first six months of fiscal 2013, a 0.7% decrease from $508.5 million in the same period a year ago.  Comparable store sales decreased 6.3% in local currency and 7.1% in U.S. dollars for the six months ended July 28, 2012, compared to the six months ended July 30, 2011.
  Net revenue from the Company's Europe segment decreased 12.5% to $436.7 million in the first six months of fiscal 2013, compared to $499.0 million in the prior-year period.  In local currency, Europe segment revenues decreased 3.1%.
  Net revenue from the Company's Asia segment increased 14.1% to $131.7 million in the first six months of fiscal 2013, compared to $115.4 million in the prior-year period.  In constant dollars the increase was 17.0%.
  Net revenue from the Company's North American Wholesale segment decreased 4.4% to $85.5 million in the first six months of fiscal 2013, from $89.5 million in the prior-year period.
  Licensing segment net revenue decreased 1.9% to $55.9 million in the first six months of fiscal 2013, from $57.0 million in the prior-year period.

Operating earnings for the first six months of fiscal 2013 decreased 47.6% to $96.4 million (including a $6.1 million unfavorable currency translation impact) from adjusted operating earnings of $183.9 million in the prior-year period. Operating margin for the first six months of fiscal 2013 declined 660 basis points to 7.9% compared to adjusted operating margin of 14.5% in the prior-year period. The decline in operating margin primarily reflects the impact of negative same store sales on the Company's fixed cost structure, higher occupancy, selling and distribution costs in Europe and increased investments in advertising and marketing. Product margins for the year-to-date period were slightly lower compared to the prior-year period. GAAP operating earnings decreased 41.4% and GAAP operating margin declined 510 basis points.

Other net income, which primarily includes net unrealized mark-to-market gains on foreign currency contracts and balances, and net unrealized gains on non-operating assets, was $6.0 million for the first six months of fiscal 2013. This compares to other net expense of $7.3 million in the prior-year period.

The Company's effective tax rate was 32.0% for the first six months of fiscal 2013, compared to 33.4% in the prior-year period.

Outlook

The Company's expectations for the third quarter of fiscal 2013 ending October 27, 2012, are as follows:

  Consolidated net revenues are expected to range from $620 million to $630 million.
  Operating margin is expected to be between 9.0% and 9.5%.
  Diluted earnings per share are expected to be in the range of $0.42 to $0.46.

The Company updated its outlook for the fiscal year ending February 2, 2013, which is now as follows:

  Consolidated net revenues are expected to range from $2.62 billion to $2.65 billion.
  Operating margin is expected to be between 10.5% and 11.0%.
  Diluted earnings per share are expected to be in the range of $2.15 to $2.30.

Capital Structure and Dividends

During the second quarter of fiscal 2013, the Company repurchased 5.0 million shares of its common stock at an average purchase price of $27.82, totaling $140.1 million. The Company currently has $518 million available under existing share repurchase authorizations. The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The dividend will be payable on September 21, 2012 to shareholders of record at the close of business on September 5, 2012. Finally, the Company is currently working with its global banking partners to exercise the accordion feature of its existing credit facility to increase its capacity. As of July 28, 2012, there were no direct borrowings and approximately $1.3 million of letters of credit outstanding under this credit facility.

Presentation of Non-GAAP Information

The financial information presented in this release includes both GAAP and non-GAAP measures. The "non-GAAP" or "adjusted" financial measures exclude the impact of a settlement charge incurred during the second quarter of fiscal 2012. In July 2011, the Company experienced a temporary disruption in its European supply chain, related to one of its service providers. The Company subsequently entered into an agreement to terminate the relationship with that provider, resulting in a $19.5 million settlement charge in the second quarter of fiscal 2012.

The Company has excluded this settlement charge, and related tax impact, from its adjusted financial measures primarily because it does not believe such charge reflects the Company's ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to help investors assess how our businesses performed excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current year period for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on August 22, 2012 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of July 28, 2012, the Company directly operated 511 retail stores in the United States and Canada and 300 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 815 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Forward Looking Statements

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's short and long-term future prospects, guidance for the third quarter and full year of fiscal 2013 and plans to exercise the accordion feature of its existing credit facility, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending and result in increasingly difficult competitive conditions; our ability to, among other things, anticipate consumer preferences, protect our brand, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; unexpected obligations arising from litigation and other regulatory proceedings, including tax proceedings; changes in the financial markets; and changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations, global tax rates and the current European economic crisis. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	July 28,		July 30,		July 28,		July 30,
	2012		2011 (2)		2012		2011 (2)
	$	%	$	%	$	%	$	%

Product sales	$ 608,383	95.7%	$ 649,022	95.8%	$ 1,158,749	95.4%	$ 1,212,421	95.5%
Net royalties	27,010	4.3%	28,137	4.2%	55,910	4.6%	56,982	4.5%
Net revenue	635,393	100.0%	677,159	100.0%	1,214,659	100.0%	1,269,403	100.0%

Cost of product sales	383,833	60.4%	379,703	56.1%	728,023	59.9%	723,917	57.0%

Gross profit	251,560	39.6%	297,456	43.9%	486,636	40.1%	545,486	43.0%

Selling, general and administrative expenses	194,259	30.6%	184,464	27.2%	390,194	32.2%	361,561	28.5%
Settlement charge	-	0.0%	19,463	2.9%	-	0.0%	19,463	1.5%

Earnings from operations	57,301	9.0%	93,529	13.8%	96,442	7.9%	164,462	13.0%

Other income (expense):
Interest expense	(397)	(0.1%)	(359)	(0.1%)	(781)	(0.1%)	(764)	(0.1%)
Interest income	815	0.1%	477	0.1%	1,509	0.1%	1,772	0.1%
Other, net	5,442	0.9%	2,697	0.4%	6,010	0.6%	(7,305)	(0.5%)

Earnings before income taxes	63,161	9.9%	96,344	14.2%	103,180	8.5%	158,165	12.5%

Income taxes	20,212	3.1%	34,534	5.1%	33,018	2.7%	52,771	4.2%

Net earnings	42,949	6.8%	61,810	9.1%	70,162	5.8%	105,394	8.3%

Net earnings attributable to noncontrolling interests in subsidiaries	50	0.0%	1,153	0.1%	617	0.1%	2,055	0.2%

Net earnings attributable to Guess?, Inc.	$ 42,899	6.8%	$ 60,657	9.0%	$ 69,545	5.7%	$ 103,339	8.1%

Net earnings per common share attributable to common stockholders:

Basic	$ 0.49		$ 0.65		$ 0.78		$ 1.12

Diluted	$ 0.49		$ 0.65		$ 0.78		$ 1.11

Weighted average common shares outstanding attributable to common stockholders:

Basic	86,972		91,864		88,081		91,746

Diluted	87,237		92,368		88,384		92,281

Adjusted earnings from operations (1)	$ 57,301	9.0%	$ 112,992	16.7%	$ 96,442	7.9%	$ 183,925	14.5%

Adjusted net earnings attributable to Guess?, Inc. (1)	$ 42,899	6.8%	$ 78,270	11.6%	$ 69,545	5.7%	$ 120,952	9.5%

Adjusted diluted earnings per common share attributable to common stockholders (1)	$ 0.49		$ 0.84		$ 0.78		$ 1.30

Notes:
(1)

The adjusted results reflect the exclusion of the settlement charge (and related taxes where applicable) recorded during the three and six month periods ended July 30, 2011. No adjustments have been made to the current-year periods.  A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of GAAP Results to Adjusted Results."

(2)

For the three and six month periods ended July 30, 2011, the Company reclassified certain distribution costs from selling, general and administrative expenses to cost of product sales to conform to current period presentation.  The reclassification had no impact on previously reported earnings from operations, net earnings or net earnings per share.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(amounts in thousands, except per share data)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations and reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. for the three and six months ended July 30, 2011.

	Three Months Ended		Six Months Ended
	July 30,		July 30,
	2011		2011
		% of		% of
	$	Revenues	$	Revenues

Reported GAAP earnings from operations	$ 93,529	13.8%	$ 164,462	13.0%
Add back settlement charge (1)	19,463		19,463

Adjusted earnings from operations	$ 112,992	16.7%	$ 183,925	14.5%

Reported GAAP net earnings attributable to Guess?, Inc.	$ 60,657	9.0%	$ 103,339	8.1%

Add back settlement charge (1)	19,463		19,463
Less income tax on settlement charge(2)	(1,850)		(1,850)
Total adjustments affecting net earnings attributable to Guess?, Inc.	17,613		17,613

Adjusted net earnings attributable to Guess?, Inc.	$ 78,270	11.6%	$ 120,952	9.5%

Adjusted diluted earnings per common share attributable to common stockholders:	$ 0.84		$ 1.30

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,864		91,746

Diluted	92,368		92,281

Notes:
(1)

In July 2011, the Company experienced a temporary disruption in its European supply chain, related to one of its service providers.  The Company subsequently entered into an agreement to terminate the relationship with that provider, resulting in a settlement charge in the second quarter of fiscal 2012, impacting the three and six months ended July 30, 2011.   No adjustments have been made to the current-year periods.

(2) The estimated income tax effect of the settlement charge is based on the Company's assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charge was incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	July 28,	July 30,	%	July 28,	July 30,	%
	2012	2011	chg	2012	2011	chg

Net revenue:
Europe	$ 246,917	$ 288,818	-15%	$ 436,732	$ 499,027	-12%
North American Retail	253,012	261,053	-3%	504,810	508,510	-1%
Asia	66,826	55,283	21%	131,661	115,370	14%
North American Wholesale	41,628	43,868	-5%	85,546	89,514	-4%
Licensing	27,010	28,137	-4%	55,910	56,982	-2%
	$ 635,393	$ 677,159	-6%	$ 1,214,659	$ 1,269,403	-4%

Earnings (loss) from operations:
Europe before settlement charge	$ 24,622	$ 63,681	-61%	$ 37,103	$ 96,862	-62%
Europe settlement charge, pre-tax	-	(19,463)		-	(19,463)
Europe including settlement charge	24,622	44,218	-44%	37,103	77,399	-52%

North American Retail	16,761	32,914	-49%	33,751	51,544	-35%
Asia	4,019	4,856	-17%	9,894	11,957	-17%
North American Wholesale	7,701	10,522	-27%	17,047	21,636	-21%
Licensing	22,869	25,200	-9%	47,455	50,490	-6%
Corporate Overhead	(18,671)	(24,181)	-23%	(48,808)	(48,564)	1%
	$ 57,301	$ 93,529	-39%	$ 96,442	$ 164,462	-41%

Operating margins:
Europe before settlement charge	10.0%	22.0%		8.5%	19.4%
Europe including settlement charge	10.0%	15.3%		8.5%	15.5%

North American Retail	6.6%	12.6%		6.7%	10.1%
Asia	6.0%	8.8%		7.5%	10.4%
North American Wholesale	18.5%	24.0%		19.9%	24.2%
Licensing	84.7%	89.6%		84.9%	88.6%

Total Company before settlement charge	9.0%	16.7%		7.9%	14.5%
Total Company including settlement charge	9.0%	13.8%		7.9%	13.0%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	July 28,	January 28,	July 30,
	2012	2012	2011

ASSETS

Cash and cash equivalents	$ 271,937	$ 491,805	$ 430,233

Short-term investments	9,577	4,060	-

Receivables, net	334,847	340,602	391,486

Inventories	381,180	328,602	343,094

Other current assets	85,157	96,413	77,756

Property and equipment, net	348,202	348,885	343,198

Other assets	250,222	234,108	230,863

Total Assets	$ 1,681,122	$ 1,844,475	$ 1,816,630

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$ 1,720	$ 2,030	$ 2,207

Other current liabilities	385,116	418,006	432,010

Capital lease obligations	8,719	10,206	12,027

Other long-term liabilities	219,589	211,675	169,776

Redeemable and nonredeemable noncontrolling interests	15,139	26,928	29,468

Guess?, Inc. stockholders' equity	1,050,839	1,175,630	1,171,142

Total Liabilities and Stockholders' Equity	$ 1,681,122	$ 1,844,475	$ 1,816,630

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	July 28,	July 30,
	2012	2011

Net cash provided by operating activities	$ 44,653	$ 88,377

Net cash used in investing activities	(69,517)	(62,148)

Net cash used in financing activities	(182,793)	(34,218)

Effect of exchange rates on cash	(12,211)	11,185

Net increase (decrease) in cash and cash equivalents	(219,868)	3,196

Cash and cash equivalents at the beginning of the year	491,805	427,037

Cash and cash equivalents at the end of the period	$ 271,937	$ 430,233

Supplemental information:

Depreciation and amortization	$ 43,516	$ 39,383

Rent	$ 131,079	$ 121,585

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

	As of July 28, 2012		As of July 30, 2011
	Total	Directly Operated	Total	Directly Operated
Region	Stores	Stores	Stores	Stores

United States and Canada	511	511	490	490

Europe and the Middle East	589	227	533	165

Asia	450	47	377	32

Central and South America	76	26	65	21

	1,626	811	1,465	708

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Six Months Ended
	July 28,	July 30,
	2012	2011

Number of stores at the beginning of the year	504	481

Store openings	19	15

Store closures	(12)	(6)

Number of stores at the end of the period	511	490

Total store square footage at the end of the period	2,359,000	2,239,000